EXHIBIT 8.1

List of Subsidiaries

•	Vimicro Corporation, incorporated in the People’s Republic of China

•	Vimicro Technology Corporation, incorporated in the People’s Republic of China

•	Viewtel Corporation, incorporated in California, U.S.A.

•	Vimicro Electronics International Limited, incorporated in Hong Kong Special Administrative Region

•	Vimicro Electronic Technology Corporation, incorporated the People’s Republic of China

•	Vimicro High-Tech Corporation, incorporated in the People’s Republic of China

•	Jiangsu Vimicro Electronics Corporation, incorporated in the People’s Republic of China